News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Pat Stobb

330-796-6704

FOR IMMEDIATE RELEASE

#23781fi.110

Goodyear Comments on Venezuelan Currency Devaluation

AKRON, Ohio, January 18, 2010 – On January 8, 2010, the Venezuelan government announced the devaluation of its currency (the bolivar fuerte) and the establishment of a two-tier exchange structure.

The official exchange rate has been devalued from 2.15 bolivar fuerte to each U.S. dollar to 4.30, except in the case of essential goods, for which the rate is 2.60. Some of the tires and raw materials The Goodyear Tire & Rubber Company imports into Venezuela have been classified as essential, while others have not. The company is evaluating the list of goods classified by the Venezuelan government as essential to determine the exchange rates applicable to its imports.

Separately, Venezuela has been designated hyper-inflationary effective January 1, 2010, and as such, all future foreign currency fluctuations will be recorded in income.

While Goodyear continues to evaluate the impact of these actions by the Venezuelan government, it expects to record a charge associated with the devaluation, which if calculated at the 4.30 exchange rate would be approximately $150 million (62 cents per share) in the first quarter of 2010. This charge relates to the remeasurement of its balance sheet, net of tax. To the extent that Goodyear imports are classified as essential, this impact could be reduced. At December 31, 2009, without giving effect to the devaluation, Goodyear had approximately $370 million in cash denominated in bolivar fuerte in Venezuela. The devaluation will not have any impact on Goodyear’s 2009 results of operations or financial position.

The future results of Goodyear’s Venezuelan operations will be affected by many factors, including the company’s ability to take actions to mitigate the effect of the devaluation, further actions of the Venezuelan government, economic conditions in Venezuela such as inflation and consumer spending, and the availability of raw materials, utilities and energy.

“We have a strong business in Venezuela with an outstanding and experienced leadership team that is focused on managing through the changes taking place in the Venezuelan market,” said Robert J. Keegan, Goodyear’s chairman and chief executive officer.

Goodyear is one of the world’s largest tire companies. It employs nearly 70,000 people and manufactures its products in 59 facilities in 24 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear, go to www.goodyear.com/corporate.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: deteriorating economic conditions or an inability to access capital markets; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; actions and initiatives taken by both current and potential competitors; pension plan funding obligations; increases in the prices paid for raw materials and energy; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-0-